EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES OCTOBER CASH DISTRIBUTION

Dallas, Texas, October 19, 2010 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.116577 per unit, payable on November 15, 2010, to unitholders of record on October 29, 2010. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in August.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,029,000	65,000	$4.51

Prior Month Distribution	2,028,000	65,000	$4.60

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $850,000, production expense of $2,013,000 and overhead of $924,000 in determining the royalty payment to the Trust for the current month.

Hugoton Royalty Trust

Development Costs

XTO Energy has advised the trustee that as a result of increased development activity and the timing of expenditures it increased the monthly development cost deduction from $600,000 to $850,000 beginning with the October 2010 distribution. The development cost deduction is expected to be maintained at $850,000 through the December 2010 distribution. The development cost deduction will continue to be evaluated and revised as necessary.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements.  Actual future results, including development costs, production expense, and overhead, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust's Annual Report on Form 10-K for the year ended December 31, 2009.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083